Seneca Falls East Apartments Company II, L.P.
(A Limited Partnership)
Case No: 37-050-161505050

Financial Statements

Years Ended
December 31, 2006 And 2005

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
FINANCIAL STATEMENTS

Contents

Page
Independent Auditors' Report	1

Financial Statements:
Balance Sheets
December 31,2006 and 2005	2-3

Statements of Income
For The Years Ended December 31, 2006 and 2005	4

Statements of Partners' Capital
For The Years Ended December 31, 2006 and 2005	5

Statements of Cash Flows
For The Years Ended December 31, 2006 and 2005	6

Notes to the Financial Statements	7-12

Other information:
Partner Certification	13

INDEPENDENT AUDITORS' REPORT

To The Partners
SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
East Syracuse, New York

We have audited the accompanying balance sheets of Seneca Falls East Apartments Company II, L.P. (a Limited Partnership) as of December 31, 2006 and 2005, and the related statements of income, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the General Partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seneca Falls East Apartments Company II, L.P. as of December 31, 2006 and 2005, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

\s\ DiMARCO, ABIUSI & PASCARELLA, P.C.

Syracuse, New York
February 15, 2007

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
BALANCE SHEETS
December 31, 2006 and 2005

ASSETS

	2006	2005
CURRENT ASSETS
Cash – Operating	$10,497	$1,388
Subsidy receivable	-	3,447
Rent receivable	4,679	3,841
Miscellaneous receivables	273	348
Prepaid expenses	323	302

TOTAL CURRENT ASSETS	15,772	9,326

RESTRICTED DEPOSITS AND FUNDED RESERVES
Tenants' security deposits	9,715	8,352
Replacement reserve	36,213	37,524
Taxes and insurance escrow	19,454	16,062

TOTAL RESTRICTED DEPOSITS AND FUNDED RESERVES	65,382	61,938

PROPERTY AND EQUIPMENT
Land	40,000	40,000
Buildings	412,893	412,893
Equipment	3,441	3,441
Building - Rehab	640,256	640,256
Carpeting and appliances	74,181	66,250
Carpeting and appliances - Rehab	55,733	55,733
Roads/walks and landscaping - Rehab	30,351	30,351
	1,256,855	1,248,924
Less accumulated depreciation	363,452	327,870

PROPERTY AND EQUIPMENT - NET	893,403	921,054

	$974,557	$992,318

See Accountants' Audit Report and Accompanying Notes.

LIABILITIES AND PARTNERS' CAPITAL

	2006	2005
CURRENT LIABILITIES
Current portion of mortgages payable	$4,002	$3,742
Accounts payable	2,710	3,094
Deferred rent	-	27
Developers' fee payable	13,181	13,181

TOTAL CURRENT LIABILITIES	19,893	20,044

TENANTS' SECURITY DEPOSITS (CONTRA)	9,715	8,352

LONG-TERM LIABILITIES
Mortgages payable - Net of current portion	867,087	871,088

TOTAL LIABILITIES	896,695	899,484

PARTNERS' CAPITAL	77,862	92,834

	$974,557	$992,318

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
STATEMENTS OF INCOME
For The Years Ended December 31, 2006 and 2005
	2006	2005
INCOME
Rental	$177,340	$155,595
Coin	2,561	2,743
Interest - Reserve	1,724	976
Interest – Escrow	498	268
Late charges	265	328
Security deposits forfeited	20	-
Miscellaneous	524	925
TOTAL INCOME	182,932	160,835

OPERATING EXPENSES
Maintenance and repairs payroll	13,680	13,072
Maintenance and repairs supplies	1,808	2,025
Maintenance and repairs contract	2,909	2,315
Maintenance and repairs - Reserve	1,250	380
Painting and decorating	1,358	890
Snow removal	1,823	3,275
Grounds maintenance	112	262
Services/exterminating	-	1,401
Furniture replacement	-	162
Electricity	6,298	5,708
Water	7,194	7,774
Sewer	7,194	8,272
Gas	7,013	7,488
Trash removal	3,022	2,820
Management fee	18,150	10,880
Accounting	3,400	3,200
Legal	382	678
Advertising	139	71
Telephone	1,683	1,224
Office supplies/copies	1,428	656
Training		423
Employee benefits and health insurance	1,192	1,172
Payroll taxes	3,730	3,809
Workers' compensation	739	663
Bad debt	2,469	1,045
Other administrative	215	459
Real estate taxes	46,890	45,834
DHCR monitoring fee	1,366	1,327
Property and liability insurance	7,241	7,182
Asset management fee	273	-
Interest	19,364	17,646
Depreciation	35,582	40,411
TOTAL OPERATING EXPENSES	197,904	192,524

NET LOSS	$(14,972)	$(31,689)
See Accountants' Audit Report and Accompanying Notes.

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
STATEMENTS OF PARTNERS' CAPITAL
For The Years Ended December 31, 2006 and 2005

	2006	2005

PARTNERS' CAPITAL - BEGINNING OF YEAR	$92,834	$125,979

Net loss	(14,972)	(31,689)

Distributions	-	(1,456)

PARTNERS' CAPITAL - END OF YEAR	$77,862	$92,834

See Accountants' Audit Report and Accompanying Notes.

6
SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
STATEMENTS OF CASH FLOWS
For The Years Ended December 31, 2006 and 2005

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,972)	$(31,689)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	35,582	40,411
(Increase) decrease in:
Subsidy receivable	3,447	356
Rent receivable	(838)	(30)
Miscellaneous receivables	75	(50)
Prepaid expenses	(21)	(302)
Taxes and insurance escrow	(3,392)	6,490
Increase (decrease) in:
Accrued expenses	(1,627)
Accounts payable	(384)	(582)
Deferred rent	(27)	22

NET CASH PROVIDED BY OPERATING ACTIVITIES	19,470	12,999

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,931)	(10,983)
Deposits to and interest earned on replacement reserve	(12,668)	(12,071)
Withdrawals from replacement reserve	13,979	19,563

NET CASH USED IN INVESTING ACTIVITIES	(6,620)	(3,491)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on mortgage payable	(3,741)	(3,499)
Payments of developers' fee payable	-	(3,344)
Partners' distributions	-	)1,456)

NET CASH USED IN FINANCING ACTIVITIES	(3,741)	(8,299)

NET INCREASE IN CASH	9,109	1,209

CASH - BEGINNING OF YEAR	1,388	179

CASH - END OF YEAR	$10,497	$1,388

See Accountants' Audit Report and Accompanying Notes.

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
NOTES TO THE FINANCIAL STATEMENTS
For The Years Ended December 31, 2006 and 2005

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Seneca Falls East Apartments Company II, L.P. was formed as a Limited Partnership in November 1997 to purchase, renovate and operate Seneca Falls East Apartments, a low and moderate-income housing project in Seneca Falls, New York. The apartments (32-units) were available for lease in November 1997.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the General Partners to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Method of Accounting

The accrual method of accounting is used for financial statement purposes.

Receivables

The Partnership considers receivables to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Property and Equipment

Depreciation of the buildings is provided by the straight-line method over estimated useful life of 40 years. Depreciation of the equipment and fixtures is provided for by the double declining balance method over the estimated useful lives of 5 to 7 years. Depreciation expense for 2006 and 2005 was $35,582 and $40,411, respectively.

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
NOTES TO THE FINANCIAL STATEMENTS
For The Years Ended December 31, 2006 and 2005

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Income Taxes

Since a partnership is not subject to income taxes, no provision for income taxes has been made in the accompanying financial statements. The taxable income or loss of the Partnership, however, is includable in the individual income tax returns of its respective partners.

Advertising Costs

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received.

Note 2. RESTRICTED DEPOSITS AND FUNDED RESERVES

Tenant security deposits are held in a separate bank account in the name of the project. Interest earned on such deposits is credited to the individual tenants.

Restricted deposits and funded reserves are cash deposits, which have been placed into escrow accounts, and these deposits are not available for general business purposes.

All cash deposits are maintained in several banks located in New York State, which do not exceed and are insured by the Federal Deposit Insurance Corporation limits of $100,000.

Note 3. ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2006 consist of the following:

Rent receivable	$4,679
Miscellaneous receivables	273

Total Accounts Receivable at December 31, 2006	$4,952

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
NOTES TO THE FINANCIAL STATEMENTS
For The Years Ended December 31, 2006 and 2005

Note 4. ACCOUNTS PAYABLE

Accounts payable at December 31, 2006 consist of the following:

Grounds maintenance	$52
Telephone	10
Maintenance and repairs supplies	21
Water	638
Sewer	638
Electric	772
Gas	579
Total Accounts Payable at December 31, 2006	$2,710

Note 5. MORTGAGES PAYABLE

The mortgage with Rural Development (RD) was restructured on April 29, 2002 and matures on April 29, 2028. It bears an annual interest rate of 6.75%. The mortgage is payable in principal and interest installments of $2,096 of which the Project pays $763 and Rural Development subsidizes the remaining $1,333. The mortgage is collateralized by the property and equipment.

In addition to the above mortgage, the Project received a subsequent loan from Rural Development on April 29, 1999, which was used to pay for the renovation of the project. The total amount of the loan is $535,821. On December 31, 1998, $489,267 was advanced with the remaining $46,554 being advanced in January 1999 (when amortization of the loan began). The loan matures on April 29, 2028, and is payable in principal and interest installments of $3,127 of which the Project pays $1,147 and Rural Development subsidizes the remaining $1,980. The mortgage is collateralized by the property and equipment.

Principal payments on the mortgages are due as follows:

2007	$4,002
2008	4,281
2009	4,579
2010	4,898
2011	5,238
Thereafter	848,091

Total Mortgages	$871,089

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
NOTES TO THE FINANCIAL STATEMENTS
For The Years Ended December 31, 2006 and 2005

Note 5. MORTGAGES PAYABLE - CONTINUED

Short-term portion	$4,002
Long-term portion	867,087

Total Mortgages	$871,089

Under the agreements with Rural Development, the Partnership is required to make monthly escrow deposits for taxes, insurance and a reserve for the replacement of project assets, and is subject to restrictions as to operating policies, rental charges, operating expenditures and distributions to partners.

Note 6. PARTNERS' CAPITAL

The Partners of Seneca Falls East Apartments Company II, L.P. and percentage of participation in profits and losses are as follows:

David R. Bacon	General Partner	.005%
Frank Salvatore, Jr.	General Partner	.005%
WNC Housing Tax Credit Fund, IV, L.P.	Limited Partner	99.98%
WNC Housing, L.P.	Special Limited Partner	.01%

Distributions to the partners in any one fiscal year are limited by Rural Development to $9,730, which is 8% of the initial equity investments (i.e., 8% x $121,625 = $9,730). "Distributions" refer to any withdrawals of cash or other assets of the project. If there is insufficient cash flow to allow a partner distribution in any particular year, that distribution can be "made up" only in the next year.

Note 7. CASH FLOWS INFORMATION

The Partnership considers all short-term investments with an original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2006 and 2005.

Cash paid for interest expense in 2006 and 2005 was $19,364 and $17,646, respectively. Cash paid for income taxes in 2006 and 2005 was $-0-.

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
NOTES TO THE FINANCIAL STATEMENTS
For The Years Ended December 31, 2006 and 2005

Note 8. IDENTITIES OF INTEREST

Management Agreement

The management of the property is being provided for by Two Plus Four Management Co., Inc. under the direction of Mr. David R. Bacon.

There is an identity of interest in that Mr. David R. Bacon is the Principal Stockholder in Two Plus Four Management Co., Inc. and a General Partner in Seneca Falls East Apartments Company II, L.P. Amounts paid to related companies are either regulated by an agreement or approved by Rural Development to comply with Rural Development requirements concerning identity of interest situations.

The amounts paid to Two Plus Four Management Co., Inc. during 2006 and 2005 were as follows:

	2006	200
Payroll, payroll taxes & benefits	$19,341	$18,716
Management fee	18,150	10,880

	$37,491	$29,596

Asset Management Fee

The Partnership paid an asset management fee to WNC Housing Tax Credit Fund, IV, L.P. (a Limited Partner) of $273 and $-0- in 2006 and 2005, respectively.

Developers' Fee

There is also an identity of interest in that Mr. David Bacon (General Partner) was paid a $-0- and $3,344 developers' fee in 2006 and 2005, respectively. Mr. David R. Bacon is owed an additional fee of $13,181 as of December 31, 2005. The developers' fee is paid from non-operating cash or out of distributions to partners.

Distributions

The Partnership paid a distribution of $-0- and $1,456 to the Limited Partner in 2006 and 2005, respectively.

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
NOTES TO THE FINANCIAL STATEMENTS
For The Years Ended December 31, 2006 and 2005

Note 9. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership's sole asset is a 32-unit apartment project. The Partnership's operations are concentrated in the multi-family real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the project are subject to the administrative directives, rules and regulations of Federal, State, and local regulatory agencies. Such administrative directives, rules, and regulations are subject to change by an act of Congress or an administrative change mandated by Federal, State, and local regulatory agencies. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional burden to comply with a change.

Note 10. CONTINGENCY

The Partnership's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Internal Revenue Code Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent or to correct noncompliance within a specified time period could result in the recapture of tax credits previously taken plus interest. In addition, such potential noncompliance may require and adjustment to the contributed capital by the Limited Partners.

OTHER
INFORMATION

SENECA FALLS EAST APARTMENTS COMPANY II, L.P.
(A LIMITED PARTNERSHIP)
CASE NO: 37-050-161505050
PARTNER CERTIFICATION

I hereby certify that I have examined the foregoing financial statements of Seneca Falls East Apartments Company II, L.P., and to the best of my knowledge and belief, the financial statements are accurate as of December 31, 2006.

___________________________
General Partner

April 4, 2007

Subject: Seneca Falls East Apartments Company II, L.P.

Dear Partners,

Enclosed please find a copy of the financial statement for the period ending December 31, 2006 as prepared by the accounting firm of DiMarco, Abiusi & Pascarella.

Under USDA regulations a return on equity is not allowed for 2006 If you have any questions please feel free to contact our office.

Sincerely,

Susan Kimmel
President